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Memory Pharmaceuticals Completes Phase 1 Multiple Ascending Dose Study of R4996/MEM 63908
- Results Expected in Fourth Quarter of 2008 –

MONTVALE, N.J., September 26, 2008 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that it has completed its Phase 1 multiple ascending dose study of R4996/MEM 63908 in healthy volunteers. The multiple ascending dose study is the fourth and final study in the Company’s Phase 1 program for R4996/MEM 63908, a partial agonist of the nicotinic alpha-7 receptor being developed in collaboration with Roche. Memory Pharmaceuticals expects to report top-line results from the entire Phase 1 program in the fourth quarter of 2008.

“We conducted a robust and comprehensive Phase 1 program for R4996/MEM 63908 during which over 100 volunteers took R4996/MEM 63908. The data from these studies will provide us and our partner Roche with important insights into the safety, dosing and appropriate development path for the compound,” stated Stephen Murray, M.D., Ph.D., Chief Medical Officer of Memory Pharmaceuticals. “R4996/MEM 63908, the second compound in our nicotinic alpha-7 receptor program, has the potential to address serious cognitive disorders such as Alzheimer’s disease, and we look forward to analyzing the data from these studies.”

The Phase 1 program for R4996/MEM 63908 included four studies: a randomized, double-blind, placebo-controlled single ascending dose study in 56 healthy adult male volunteers; a food interaction study in 12 healthy adult male volunteers; a randomized, placebo-controlled single dose study in 16 elderly male and female volunteers; and a randomized, placebo-controlled multiple ascending dose study in 48 healthy volunteers, which included 32 young males and females and 16 elderly males and females. The studies were conducted in Montreal, Canada under Clinical Trial Applications that Memory Pharmaceuticals filed with Health Canada.

Nicotinic Alpha-7 Receptor Agonist Collaboration with Roche

R4996/MEM 63908 is the second compound being developed under the Company’s Nicotinic Collaboration with Roche. Under the terms of the agreement, Memory Pharmaceuticals is responsible for conducting Phase 1 clinical trials of the compound and Roche is responsible for later stage development and commercialization. Memory Pharmaceuticals is entitled to receive milestone payments upon the achievement of specified development, regulatory, commercialization, and sales level events for R4996/MEM 63908.

The lead compound in the Nicotinic Collaboration with Roche is R3487/MEM 3454. In May 2008, Roche exercised its option to license to R3487/MEM 3454 for future development and commercialization. Memory Pharmaceuticals is currently conducting a Phase 2 trial of R3487/MEM 3454 in cognitive impairment associated with schizophrenia and recently announced that Roche intends to initiate a Phase 2 trial of R3487/MEM 3454 in Alzheimer’s disease starting either at the end of this year or at the beginning of 2009.

About the Company

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and, schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals’ ability to maintain listing on the Nasdaq Stock Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.